PROMISSORY NOTE U.S.$15,000,000.00 Chicago, Illinois December 11, 2001

                 FOR VALUE RECEIVED, ALLEGHENY ENERGY GLOBAL MAKETS, LLC (the "Borrower"), a limited liability corporation duly organized and validly existing under the laws of the State of Delaware, hereby promises to pay to the order of ABN AMRO BANK N.V. (the "Bank"), at its office located at 208 South LaSalle, Suite 1500, Chicago, Illinois 60604-1003, Attention: Ken Keck, Credit Administration (or at such other place of payment and for such other account as shall be designated by the holder hereof to the Borrower), when due the principal sum of:

FIFTEEN MILLION DOLLARS

$15,000,000.00, or if less, the unpaid principal amount of all loans (the "Loans") made by the Bank to the Borrower or at its request, in lawful money of The United States of America. Each Loan shall be payable ON DEMAND.

                 The Borrower hereby further promises to pay to the order of the Bank, at the place of payment, interest on the unpaid principal amount of all Loans evidenced hereby from the date thereof until the maturity thereof (whether upon demand, by acceleration or otherwise, the "Maturity Date") at a rate per annum equal to three quarters of one per cent (0.75%) per annum in excess of the "Federal Funds Rate" (as hereinafter defined). Such interest shall be payable on the Maturity Date of each Loan and, in the case of demand loans, if no demand has been made, monthly in arrears. All interest payable hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed. "Federal Funds Rate" shall mean the average daily Federal Funds Rate as published by the Federal Reserve Bank of New York in Publication H.15 (or any successor thereto), or, if no such rate is published, the per annum rate of interest at which overnight federal funds are from time to time offered to the Bank by any bank in the interbank market in an amount equal to the principal amount of the respective Loan, as determined in good faith by the Bank. "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois, or New York City are required or permitted by law to close.

                 The Borrower hereby promises to pay to the order of the Bank, on demand, at the place of payment, interest on the unpaid principal amount of all Loans evidenced hereby after the maturity thereof, at a rate per annum equal to two percent (2%) per annum in excess of the Bank's Base Rate. "Base Rate" shall mean the rate of interest equal to the higher (redetermined daily) of (i) the per annum rate of interest announced by the Bank from time to time at its principal office in Chicago, Illinois as its prime rate for U.S. dollar loans (with any change in such Prime Rate to become effective as and when such prime rate change shall become effective) or (ii) the Federal Funds Rate, plus one half of one per cent (0.50%) per annum.

                The Bank shall record on its books or records or on the schedule to this Promissory Note which is a part hereof, the principal amount and date of each Loan made hereunder and all payments of principal made thereon; provided, however, that prior to the transfer of this Note all such information shall be recorded on the schedule attached to this Promissory Note. The record thereof, whether shown on such books or records or on the schedule to this Promissory Note, shall be conclusive and binding upon the Borrower, absent manifest error; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder, together with all accrued interest thereon and all other amounts payable hereunder.

                 All payments due hereunder shall be made by the Borrower to the holder hereof no later than 1 p.m. local time at the place of payment, in lawful money of the United States of America and in funds immediately available and freely transferable at the place of payment, free and clear of, and without deduction for, any present or future taxes, levies, offsets, counterclaims or deductions of any nature whatsoever ("Deductions"). Payments received after such local time shall be deemed received by the holder hereof on the next succeeding Business Day at such place of payment. In the event that the Borrower is compelled for any reason to make any Deductions, it shall pay to the holder hereof such amounts (after giving effect to all Deductions on all additional payments to be made hereunder) as will result in the receipt by the holder hereof of the amount such holder would have received had no such Deductions been required to be made. If any payment shall fall due hereunder or on any Loan evidenced hereby on a day that is not a Business Day for the holder hereof at the place of payment, payment shall be made on the next succeeding Business Day at such place of payment and interest thereon shall be payable for such extended time.

The Borrower may, without premium or penalty, prepay any Loan upon one Business Day's prior written notice to the holder hereof.

                 In the event that the Borrower shall be in default in the payment when and as due of any amounts due hereunder or under any other indebtedness or liability of the Borrower to the holder hereof (whether by acceleration or otherwise), such holder may, by notice to the Borrower, declare all amounts which otherwise would not be payable on demand or until a future date to be forthwith due and payable and thereupon this Promissory Note and all such amounts shall be and become immediately due and payable all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower; provided, however, that upon any federal bankruptcy proceedings being commenced by or against the Borrower all amounts due hereunder shall be automatically due and payable all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, the Bank may by notice to the Borrower demand immediate payment of any Loan, for any reason or no reason. Without limiting the rights of the Bank hereunder, the Bank will use reasonable efforts to notify the Company in advance of making demand for immediate payment.

                 The Borrower hereby agrees to indemnify the holder hereof against any loss, cost or expense incurred by such holder in connection with this Promissory Note and any Loans evidenced hereby and the exercise of any and all rights pertaining thereto, including, without limitation, all court costs, reasonable attorney's fees and other costs of collection. No delay on the part of the holder hereof in exercising any of its options, powers or rights, or partial or single exercise thereof shall constitute a waiver thereof. The options, powers and rights of the holder hereof specified herein are in addition to those otherwise created. Demand of payment of this Note shall be sufficiently made upon the Borrower by written, telex, telegraphic or facsimile notice given by or on behalf of the holder to the Borrower at its last known address.

                 This Promissory Note replaces and supersedes that certain Promissory Note (the "Existing Note"), dated March 16, 2001, in the maximum principal amount of $10,000,000, executed and delivered by the Borrower to the Bank. If and to the extent any Loan evidenced by the Existing Note shall be outstanding on the date this Promissory Note is executed and delivered to the Bank, such Loan shall be deemed a Loan as defined herein and evidenced hereby.

                 This Promissory Note and the Loans evidenced hereby shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to choice of law or conflicts of laws principles.

                                                       ALLEGHENY ENERGY GLOBAL MARKETS, LLC
                                                                               10435 Downsville Pike
                                                                                      Hagerstown, MD 21740-1766 U.S.A.
                                                                                          Attention: Mr. Keith Warchol
                                                                                            Facsimile #: 1 301 665-2751

                                                                           By /S/ KEITH L. WARCHOL

                                                                           Name: Keith L. Warchol

                                                                           Title: Assistant Treasurer

                                                                           By _____________________________________

                                                                           Name: __________________________________

                                                                           Title: ___________________________________

SCHEDULE OF LOANS, MATURITY DATES AND PAYMENT OF PRINCIPAL
Date of Loan or Payment	Amount of Loan	Amount of Principal Payment	Unpaid Principal Balance	Initials of Person Making Notation